Exhibit 23.2

A PARTNERSHIP OF INCORPORATED PROFESSIONALS	Amisano Hanson
Chartered Accountants

Consent of Independent Registered Public Accounting Firm

The Board of Directors,
Storm Cat Energy Corporation

We hereby consent to the incorporation by reference in Registration Statement No. 333-130688 on Form F-3 and No. 333-137655 on Form S-8 of Storm Cat Energy Corporation and its subsidiaries of our report dated April 8, 2005 on the accompanying consolidated statements of operations, stockholders’ equity and comprehensive loss and cash flows for the year ended December 31, 2004 which appear in Storm Cat’s Annual Report on Form 10-K for the year ended December 31, 2006 of Storm Cat and its subsidiaries filed with the United States Securities and Exchange Commission.

March 15, 2007	“Amisano Hanson”
Vancouver, Canada	Amisano Hanson, Chartered Accountants

750 West Pender Street, Suite 604	Telephone: 604-689-0188
Vancouver Canada	Facsimile: 604-689-9773
V6C 2T7	E-MAIL: amishan@telus.net